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ParkerNews                                       [PARKER DRILLING COMPANY LOGO]

Parker Drilling Company
Parker Building, Eight East Third Street, Tulsa Oklahoma 74103   (918) 585-8221
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FOR IMMEDIATE RELEASE              FOR FURTHER INFORMATION, CONTACT:
                                   Ed Hendrix, Investor Relations, 918 631-1273
                                   Tim Colwell, Public Relations,  918-631-1249

PARKER DRILLING TO ACQUIRE OFFSHORE COMPANY

(Tulsa, Okla., Sept. 16, 1996) -- Parker Drilling Company (NYSE: PKD) today announced it has signed a definitive agreement to acquire Mallard Bay Drilling, a worldwide offshore drilling company, for a total consideration of $338 million. Mallard Bay, based in New Iberia, La., is a wholly owned subsidiary of Energy Ventures, Inc. (NYSE: EVI). Although the details of the transaction were not disclosed, Parker indicated it would finance the acquisition principally through the issuance of debt.

        Mallard Bay owns 47 rigs, the majority of which are barge and platform rigs that operate primarily in the inland coastal and offshore waters of the Gulf Coast of the U.S. It also has significant international operations utilizing barge rigs in Nigeria, platform rigs in Peru and land rigs in Argentina.

        Upon the closing of this transaction, Bernard J. Duroc-Danner, president and chief executive officer of EVI, will be offered a position on the board of directors of Parker Drilling.

        "This move is consistent with our corporate strategy to acquire companies in active niche markets worldwide, with a focus on offshore," said Robert L. Parker Jr., president and chief executive officer.

        Parker is a worldwide drilling contractor founded in 1934. The company specializes in drilling projects that are logistically remote and in the drilling of difficult, deep wells. The company is also active in the geothermal market. Parker currently operates in the land market in the U.S. and 15 other countries.


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